Exhibit (d)(3)

ROUNDY’S, INC.

PICK ‘N SAVE • COPPS • METRO MARKET • MARIANO’S

PO Box 473

Milwaukee, WI 53201

414-231-5000

August 10, 2015

J. Michael Schlotman

Chief Financial Officer

The Kroger Co.

1014 Vine Street

Cincinnati, Ohio 45202

Dear Mr. Schlotman:

You have requested information regarding Roundy’s, Inc., and its subsidiaries (the “Company”, “us” or “we”) in connection with your consideration of a possible transaction involving the stock or assets of the Company (a “Possible Transaction”). In consideration of our furnishing you with the Evaluation Materials (as defined below) you agree as follows:

Confidentiality of Evaluation Materials

You will treat confidentially any information (whether written or oral) that we or our representatives furnish to you in connection with a Possible Transaction after the date hereof, together with analyses, compilations, studies or other documents prepared by you, or by your representatives (as defined hereinafter) which contain or otherwise reflect such information (collectively, the “Evaluation Materials”). You recognize and acknowledge the competitive value of the Evaluation Materials and the damage that could result to the Company if the Evaluation Materials were used or disclosed except as authorized by this agreement.

The term “Evaluation Materials” includes information furnished to you orally or in writing (whatever the form or storage medium), and regardless of whether such information is specifically identified as “confidential”. The term “Evaluation Materials” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your representatives in violation of this agreement, (ii) was or becomes available to you on a non-confidential basis from a source other than the Company or its representatives, provided that to your knowledge, such source is not prohibited from disclosing such information to you by a contractual, legal or fiduciary obligation to the Company or its representatives, (iii) was within your possession prior to its being furnished to you by or on behalf of the Company or its representatives, provided that to your knowledge, such source is not prohibited from disclosing such information to you by a contractual, legal or fiduciary obligation to the Company or its representatives, or (iv) is independently developed by you or your representatives without use of, or reliance on the Evaluation Materials and without violating your obligations hereunder.

Use of Evaluation Materials

You will not use any of the Evaluation Materials for any purpose other than the exclusive purpose of evaluating, negotiating and effecting a Possible Transaction. You and your representatives will keep the Evaluation Materials completely confidential; provided, however, that (i) such information may only be disclosed to those of your directors, officers, employees, affiliates, agents, representatives (including attorneys, accountants and financial advisors), lenders and other sources of debt financing (collectively, “your representatives”) who need to know such information for the purpose of evaluating a Possible Transaction (it being understood that your representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidential in accordance with this agreement) and (ii) any other disclosure of such information may only be made if the Company consents in writing prior to any such disclosure. You will be responsible for any breach of this agreement by you or your representatives, except to the extent any such representative shall have entered into its own definitive confidentiality agreement with the Company or any of its affiliates.

In the event that you or any of your representatives receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Evaluation Materials, you or your representatives, as the case may be, agree, to the extent legally permissible (i) to promptly notify (for which purpose email shall be sufficient) the Company of the existence, terms and circumstances surrounding such request, (ii) and to the extent reasonably practicable, to consult with the Company on the advisability of taking legally available steps to resist or narrow such request and/or for the Company to waive your compliance with the provisions hereof and (iii) and to the extent reasonably practicable, to use commercially reasonable efforts to assist the Company, at the Company’s sole cost and expense, in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company does not waive compliance with the provisions hereof, you or your representatives, as the case may be, may disclose to any tribunal only that portion of the Evaluation Materials which you are advised by counsel is legally required to be disclosed, and shall exercise your reasonable commercial efforts to obtain, at the Company’s sole cost and expense, assurance that confidential treatment will be accorded such Evaluation Materials. The provisions of this paragraph shall not apply with respect to any required disclosure of Transaction Information in any document filed by you with the Securities and Exchange Commission.

Non-Disclosure

Unless required by applicable law or regulatory authority, you agree that prior to the signing of a Possible Transaction, without the prior written consent of the Company, you will not, and you will direct your representatives not to, disclose to any person the fact that discussions or negotiations are taking place concerning a Possible Transaction, or that you have requested or received Evaluation Material or any of the terms, conditions or other facts with respect to any such Possible Transaction, including the status thereof (“Transaction Information”). The term “person” as used in this agreement shall be broadly interpreted to include, without limitation, any corporation, the Company, governmental agency or body, stock exchange, partnership, association or individual.

Return of Documents

Upon the Company’s request, you shall either (at your election) promptly deliver to the Company or destroy all written Evaluation Materials and any other written materials without retaining, in whole or in part, any copies, extracts or other reproductions (whatever the form or storage medium) of such materials, and shall certify the destruction of such materials in writing to the Company (for which purpose email shall be sufficient); provided that you may retain copies of Evaluation Materials to the extent required by applicable law, rule or regulation or to comply with internal document retention policies.

No Unauthorized Contact or Solicitation

During the course of your evaluation, subject to the following sentence, all inquiries and other communications are to be made directly to Robert Mariano, Michael Turzenski or Edward Kitz. Accordingly, you agree not to directly or indirectly contact or communicate with any executive or other employee of the Company concerning a Possible Transaction, or to seek any information in connection therewith from such person, without the prior written consent of the Company (for which purposes email shall be sufficient). You also agree not to discuss with or offer to any third party an equity participation in a Possible Transaction without the prior written consent of the Company.

Without the Company’s prior written consent, you will not for a period of eighteen months from the date of this agreement directly or indirectly solicit for employment any person who is now employed by the Company (or whose activities are dedicated to the Company) in an executive level position (Vice President or above) or otherwise identified to you in writing by the Company to be a key employee, in either case of whom you first became aware in considering a Possible Transaction. Nothing herein prohibits you from making general solicitations not specifically targeting Company employees, or from hiring any employee that seeks employment with you or responds to a general solicitation.

No Representation or Warranty

Although the Company has endeavored to include in the Evaluation Materials information known to them which they believe to be relevant for the purpose of your evaluation, you acknowledge and agree, except in the case of actual fraud, that none of the Company or any of the Company’s representatives or agents is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Materials, and none of the Company or any of the Company’s representatives or agents, nor any of their respective officers, directors, employees, representatives, stockholders, owners, affiliates, advisors or agents, will have any liability to you or any other person resulting from the use of Evaluation Materials by you or any of your representatives, in each case, except as may be provided in a definitive agreement with respect to a Possible Transaction.

Standstill; Material, Non-Public Information

For a period of one year from the date of this agreement, without the prior written consent of the Company, you shall not, directly or indirectly, and you shall cause any person or entity controlled by you not to and shall direct your Representatives who (a) have received Evaluation Materials or are made aware of you or the Company is evaluating and/or negotiating a Proposed Transaction and (b) are acting on your behalf, not to, unless specifically invited in writing by the Company, (i) in any manner acquire, agree to acquire or make any public proposal to acquire, directly or indirectly, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of a material portion of the assets or the businesses of the Company (except for those assets then being sold by the Company) or 3% or more of any securities issued by, or indebtedness of, the Company, or any option or other right to acquire such ownership (including from a third party), (ii) publically propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination, or other similar extraordinary transaction involving the Company or any of its affiliates, (iii) make, or in any way participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, become a participant in an election contest, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its affiliates or seek or propose to have called, or cause to be called, any meeting of stockholders of the Company, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company or any of its affiliates, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (vi) publicly disclose any intention, plan or arrangement inconsistent with the foregoing, or (vii) advise, assist or encourage any other persons, or act as a financing source for or otherwise invest in any other person, in connection with any of the foregoing. You also agree during such one year period not to (x) publicly request the Company (or the Company’s Representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), (y) take any action which might require the Company or any of its affiliates to make a public announcement regarding this agreement or a Possible Transaction, or (z) communicate with the Company’s shareholders regarding the subject matter of this agreement or make any proposal or statement inconsistent with the terms of this agreement (the foregoing obligations, the “Standstill”).

Notwithstanding anything to the contrary in this agreement, the Standstill shall be of no further force and effect in the event that (i) the Company shall enter into any agreement with a third party (other than you) providing for (A) a merger, (B) a tender or exchange offer for 50% or more of the equity securities of the Company or any successor thereof, (C) a sale of 50% or more of the consolidated assets of the Company and its subsidiaries (including equity securities of subsidiaries) or equity securities of the Company in a single transaction or series of related transactions, (D) a recapitalization or other transaction involving the Company that results in one person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the equity securities of the Company or (E) any other single transaction or series of related transactions that results in a change of control of the Company (any of the transactions referred to in the foregoing clauses (A) through (E), an “Alternative Transaction”), (ii) a third party shall commence a tender offer or exchange offer to acquire 50% or more of the equity securities of the Company that is not rejected by the Company within ten (10) days of receiving such offer or (iii) the Company shall publicly disclose that it has authorized a process for the solicitation of competing offers or indications of interest in respect of an Alternative Transaction, and the Company is prohibited from participating in the process on substantially the same terms as applied to other participants in such process (any event described in clauses (i) through (iii) above, a “Standstill Termination Event”). In addition, and notwithstanding anything to the contrary in this agreement, including this paragraph, upon the occurrence of a Standstill Termination Event you may use and disclose Transaction Information and may use (but not disclose) Evaluation Material for any reason.

You hereby acknowledge that you are aware that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this agreement from purchasing or selling securities of the Company (and options, warrants and rights relating thereto) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

Legal Remedy

You recognize and agree that the Evaluation Material is of a special, unique and extraordinary character which gives it a peculiar value the loss of which cannot be reasonably or adequately compensated in damages, and that a breach of this agreement will cause irreparable damage and injury to the Company. You, therefore, expressly agree that the Company may seek injunctive and/or other equitable relief to prevent a breach of the provisions of this Agreement, or any part thereof, in addition to any other remedies available to the Company. In the event of litigation relating to this agreement, the non-prevailing party shall be liable for and pay to the other party on demand promptly following the submission of reasonable supporting documents the reasonable and documented legal fees and expenses incurred by such party in connection with such litigation, including any appeal therefrom.

All remedies available hereunder are cumulative, and may, to the extent permitted by law, be exercised concurrently or separately. The exercise by the Company of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy. A failure or delay by the Company in exercising any right, privilege or remedy shall neither operate as a waiver thereof nor modify the terms of this Agreement, nor shall any single or partial exercise by the Company of any right, privilege or remedy preclude any other or further exercise of the same or of any other right, privilege or remedy.

Notices

All notices, requests, demands and other communications under this agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this agreement, (i) when personally delivered, (ii) upon receipt of an email transmission containing a PDF with a confirmed email reply, provided that such notice, request, demand or other communication is also sent by a nationally recognized overnight courier, (iii) three (3) days after having been deposited in the mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by either party to the other) as follows:

If to you

Michael Schlotman

The Kroger Co.

1014 Vine Street

Cincinnati, Ohio 45202

Tel: 513.762.4851

Email: mike.schlotman@kroger.com

If to the Company

Edward G. Kitz

Group VP — Legal, Risk & Treasury

Roundy’s, Inc.

875 East Wisconsin Ave.

Milwaukee, WI 53202

Tel: 414.231.5901

Email: ed.kitz@roundys.com

Other

This agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof. This agreement may be changed only by a written agreement signed by the parties hereto or their authorized representatives.

If any term or provision of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

The parties understand and agree that no failure or delay by the other party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

This agreement shall not be construed by either party in any manner to be an obligation to enter into a subsequent agreement of any kind, or to result in any claim of obligation to enter into a subsequent agreement of any kind, or to result in any claim whatsoever by one party against the other party for reimbursement of costs or payment for any efforts expended hereunder.

This agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein.

This agreement shall terminate one year from the date hereof.

If you are in agreement with the foregoing, please sign and return one copy of this agreement, it being understood that all counterpart copies will constitute but one agreement with respect to the subject matter of this letter.

Very truly yours,

Roundy’s, Inc.

			By:	/s/ Edward G. Kitz
Edward G. Kitz
Group VP — Legal Risk & Treasury

Accepted and agreed to as of the date hereof:

The Kroger Co.

By:	/s/ J. Michael Schlotman
	Name:	J. Michael Schlotman
	Title:	Sr. Vice President & CFO